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DATE: 8 NOVEMBER 2016
MANAGEMENT WARRANTY DEED

Between THE PERSONS LISTED IN SCHEDULE 1 and BHFS TWO LIMITED

CMS Cameron McKenna LLP Cannon Place 78 Cannon Street London EC4N 6AF T +44 20 7367 3000 F +44 20 7367 2000 cms.law

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TABLE OF CONTENTS

1.	Definitions and Interpretation	3
2.	Warranties	9
3.	Appointment	10
4.	Assignment	10
5.	Mutual Release	11
6.	Entire Agreement	11
7.	General Provisions	12
8.	Governing Law and Jurisdiction	12
Schedule 1 Warrantors		13
Schedule 2 Warranties		14
Schedule 3 Limitations on the Warrantors’ Liability		31
Schedule 4 Company and the Subsidiaries		36
	Part 1 Details of the Company	36
	Part 2 The Subsidiaries	37

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THIS DEED is made the 8th day of November 2016
BETWEEN:

1.	THE PERSONS whose respective names and addresses are set out in column (1) of Schedule 1 (Warrantors) (the “Warrantors”); and

2.	BHFS TWO LIMITED (registered in England with number 03943326) whose registered office is at 2 Crown Court, Rushden, Northamptonshire NN10 6BS (the “Purchaser”).
RECITAL:

A.
On or around the date hereof the Warrantors (and certain other Sellers) entered into the Sale and Purchase Agreement (defined below) pursuant to which the Purchaser has agreed to acquire the Shares (as defined therein) (the “Acquisition”).

B.	This Deed is entered into on the same date as the Sale and Purchase Agreement in connection with the Acquisition on the terms set out herein.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1
Terms and expressions defined in the Sale and Purchase Agreement shall have the same meaning when used in this Deed unless the context requires otherwise (including where a different definition is provided in clause 1.1 of this Deed). In addition, in this Deed the following words and expressions shall (unless clearly inconsistent with the context) have the following meanings:

“Accounts Date”: 28 February 2016
“Assessment”: a claim, assessment, notice, demand or other document issued or action taken by or on behalf of a Tax Authority by which a Group Company is liable or is sought to be made liable to make a payment to the Tax Authority (whether or not the payment is primarily payable by the Group Company and whether or not the Group Company has or may have a right of reimbursement against another person) or is denied or sought to be denied a Relief or any other matter or circumstance indicating that the Purchaser or a Group Company is or may be sought to be made liable to make any payment of Tax or denied or sought to be denied any Relief
“Audited Accounts”: the audited consolidated financial statements of the Group for the accounting period ending on the Accounts Date
“Authorisation”: any licence, consent, permit, approval or other authorisation of an Authority (including, without limitation, any licence required by OFSTED, CSSIW or the Care Inspectorate or under any Environmental and Health and Safety Laws)

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“Authority”: any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local (including, without limitation, OFSTED, CSSIW and the Care Inspectorate and HMIE)
“Business”: the business of the Group as at the date of this Deed
“Certificates of Title”: the certificates of title for each of the Freehold/Heritable/Long Leasehold Properties prepared by Stevens & Bolton LLP in the agreed form
“Commercial VDDR”: the commercial vendor due diligence report dated 7 October 2016 prepared by KPMG LLP and any supplements, in each case in the agreed form
“Confidential Information”: all technical, financial, commercial and other information of a confidential nature relating to the Business, including without limitation, trade secrets, know- how, and unpublished information relating to Intellectual Property, object code and source code relating to software, marketing and business plans, employee information, projections, current or projected plans or internal affairs of any Group Company, secret or confidential information, current and/or prospective suppliers and customers (including any customer or supplier lists) and any other person who has had material dealings with them
“CTA 2010”: the Corporation Tax Act 2010
“Data Protection Laws”: the Data Protection Act 1998, the Data Protection Directive (95/46/EC), the Regulation of Investigatory Powers Act 2000, the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000 (SI2000/2699), the Electronic Communications Data Protection Directive (2002/58/EC), the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2426/2003) and all applicable Laws and regulations relating to data protection and privacy in any applicable jurisdiction
“Data Room”: the electronic data room containing documents and information in relation to the Group made available to the Purchaser and its advisers online via https://datasite.merrillcorp.com under the code name “Project ____.”
“Disclosed”: has the meaning given in clause 2.3 (Warranties)
“Disclosure Documents”: together, the Disclosure Letter, the documents listed in the schedule thereto, the contents of the Data Room and the Reports
“Disclosure Letter”: the disclosure letter relating to this Deed provided by the Warrantors to the Purchaser immediately before entry into this Deed
“Effective Time”: the time of the execution of this Deed by the Warrantors
“Employee”: any current or former employee, director, contract worker, part-time employee, temporary employee or home worker of a Group Company
“Encumbrance”: any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above (other than by virtue of this Deed or the Sale and Purchase Agreement)

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“Environmental and Health and Safety Laws”: all or any Laws, and any relevant code of practice, guidance, note, standard or other advisory material issued by any Authority which from time to time relates to the protection of human health or safety (including without limitation the health and safety of those who work for a Group Company and/or any persons who visit the Properties or are in anyway affected by the conditions of the Properties) or the environment or natural resources or the conditions or health and safety of the workplace or the generation, use, management, transportation, storage, treatment or disposal of Hazardous Material
“Facility Agreement”: the facilities agreement dated 28 June 2007 (as amended and restated from time to time and most recently on 18 January 2016) made between (i) Chestnutbay Acquisition Co Limited (as borrower), (ii) Kaupthing Bank ehf (as lender, agent and others) and (iii) the Guarantors (as defined therein)
“Finance Documents”: the Facility Agreement and any other Finance Document (as defined therein)
“Financial VDDR”: the financial and operational due diligence report dated 21 October 2016 and the tax due diligence report dated 2 November 2016, both prepared by KPMG LLP and any supplements, in each case in the agreed form
“Freehold/Heritable/Long Leasehold Properties”: those Properties that are heritable, owned freehold or long leasehold by a Group Company as shown at Part 1 of document 7.6.1 of the Data Room
“GAAP”: Generally Accepted Accounting Principles in the United Kingdom, for the avoidance of doubt incorporating FRS 102
“Group Companies” or “Group”: the Company and the Subsidiaries (and “Group Company” shall be construed accordingly)
“Hardware”: any and all computer, telecommunications and network equipment
“Hazardous Material”: any pollutant, or any hazardous, toxic, radioactive, noxious, corrosive or caustic substance whether in solid, liquid or gaseous form which alone or in combination with others is capable of causing harm to the environment
“IHTA 1984”: the Inheritance Tax Act 1984
“Information Memorandum”: the Project Hekla information memorandum dated September 2016 and in the agreed form
“Information Technology”: Hardware, Software, systems, network and/or other information technology (including a global network such as the world wide web and related sites) and any aspect or asset of a business that relies on any of the foregoing (whether embedded or otherwise)
“Intellectual Property”: anywhere in the world:

a.
patents, trade marks, service marks, registered and unregistered design rights, applications and rights to apply for any of the foregoing rights, rights protecting goodwill and reputation, trade, business or company names, copyright, moral rights, mobile and web app names, internet domain names and e-mail addresses, unregistered trade marks and service marks, database rights, rights in software, topography rights, knowhow, lists of suppliers and customers and other confidential and/or proprietary knowledge and information, rights in designs and inventions in all cases whether registered or unregistered and including applications for the grant of any of the foregoing;

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b.	rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

c.	rights of the same or similar effect or nature as or to those in paragraphs (a) and (b); and

d.	the right to sue for past infringements of any of the foregoing rights
“Intellectual Property Rights”: all Intellectual Property owned or used (by licence or otherwise) by a Group Company
“IPR Agreements”: any agreements, save for any off-the-shelf software licences, pursuant to which the Company, or any other Group Company, grants rights to use the Intellectual Property Rights or pursuant to which the Company, or any other Group Company, is granted rights to use the Intellectual Property Rights
“IT Systems”: Information Technology owned and used by any Group Company
“ITEPA 2003”: the Income Tax (Earnings and Pensions) Act 2003
“Law” or “Laws”: all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Deed
“Leasehold Properties”: those Properties that are leased on a rack rent basis by a Group Company as shown at Part 2 of document 7.6.1 of the Data Room
“Locked Box Accounts”: the balance sheet for the period ending on the Locked Box Date for the Group in the agreed form
“Locked Box Date”: 30 September 2016
“Management Accounts”: the unaudited management accounts of each Group Company for the period ended on 30 September 2016 (and in respect of the 7 month period then ended) (copies of which are contained in the Disclosure Documents)
“Material Contracts”: a contract which:

a.	generates annual revenues to the Group in excess of £250,000;

b.	has a book value of £250,000 or more in the Audited Accounts;

c.	places obligations on the Group which the Warrantors believe will, or are likely, to cause the Group to incur expenditure or an obligation to pay money in excess of £250,000;

d.
to the extent not covered by the above provisions, was entered into any way other than in the ordinary course of the Group’s business and is believed by the Warrantors to be material to the Group taken as a whole;

e.	relates to the acquisition by the Group in the last three years of a business or company (including the related disclosure letter); or

f.	relates to the Group’s arrangement with David Lloyd gyms
“Pension Scheme”: NOW: Pensions Trust
“Personal Data”: is as defined in the Data Protection Act 1998

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“Properties”: the premises and land owned, occupied, or otherwise used in connection with the Business, particulars of which are set out in document 7.6.1 of the Data Room
“Purchaser Specified Individuals”: Ann Pickens and David Eaves
“Reports on Title”: the reports on title for each of the rack rent Leasehold Properties prepared by Stevens & Bolton LLP in the agreed form
“Relief”: any loss, relief, allowance, exemption, set-off, deduction, right to repayment, or credit or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise
“Reports”: the Financial VDDR, the Commercial VDDR and the Information Memorandum
“Sale and Purchase Agreement”: the sale and purchase agreement in respect of the Shares to be entered into between, amongst others, the Purchaser and the Warrantors on the same date as this Deed
“Software”: any and all computer programmes whether in source or object code form, including all modules, routines and sub-routines of and all source and other proprietary materials relating to such computer programmes including user requirements, functions, specifications and programming specifications, principles, programming language, algorithms, flowcharts, logic diagrams, autographic representations, file structures, coding sheets, data and databases, integrated circuits, embedded systems and other electro-mechanical or processor based systems and including any manuals or other documentation relating to any of the foregoing and computer generated work
“Subsidiaries”: the subsidiaries listed in Schedule 4 (Company and the Subsidiaries) and “Subsidiary” means any one of them
“Taxation” or “Tax”: all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto
“Tax Authority”: any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation
“TIOPA 2010”: the Taxation (International and Other Provisions) Act 2010
“VATA”: in the United Kingdom, the Value Added Tax Act 1994 and, in a jurisdiction outside the United Kingdom, any equivalent legislation
“Warranty”: subject to clause 2.1 (Warranties), a statement contained in Schedule 2 (Warranties) and “Warranties” means all those statements
“Warranty Claim”: a claim against a Warrantor under or in respect of any of the Warranties under this Deed

1.2	In interpreting this Deed:

1.2.1	reference to any document being “in the agreed form” shall mean that it is in the form agreed between the parties and signed for the purposes of identification by or on behalf of them;

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1.2.2	the table of contents and headings and sub-headings are for convenience only and shall not affect the interpretation of this Deed;

1.2.3
unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders. References to any person shall include natural persons, bodies corporate, unincorporated associations, partnerships, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality, and shall include such person’s successors;

1.2.4	the words “other”, “include” and “including” shall not connote limitation in any way;

1.2.5
references to Recitals, Schedules, clauses and sub-clauses are to (respectively) recitals to, schedules to, and clauses and sub-clauses of, this Deed (unless otherwise specified) and references within a Schedule to paragraphs are to paragraphs of that Schedule (unless otherwise specified);

1.2.6
any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed so as to include a reference to the same as it may have been amended, modified, consolidated or re-enacted except to the extent that any amendment or modification made after today’s date would increase any liability or impose any additional obligation on the relevant party under this Deed;

1.2.7
except to the extent the Deed provides otherwise, terms defined in the Companies Act 2006 as in force at the date of this Deed shall be read as if defined in that way in this Deed, but where any such definition uses terms defined in that act whose meaning has been extended or modified in this Deed it shall be read as if those terms were defined as they are in this Deed;

1.2.8
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

1.2.9	any reference to “writing” or “written” shall include any legible reproduction of words delivered in permanent and tangible form excluding e-mail and facsimile;

1.2.10	references to times of the day are (unless otherwise expressly provided) to London time and references to a day are to a period of 24 hours running from midnight on the previous day;

1.2.11	references to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm;

1.2.12	a reference to:

a.
liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument; and

b.	a party being liable to another party, or to liability, includes, but is not limited to, any liability in equity, contract or tort (including negligence) or under the Misrepresentation Act 1967;

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1.2.13	a reference to “material” in Schedule 2 (Warranties) shall, unless otherwise stated, mean material in the context of the Group as a whole; and

1.2.14	references to “assets” include all property, all assets, all revenue, all its undertaking and all rights of every description.

2.	WARRANTIES

2.1
Subject to clause 2.2, each Warrantor severally (not jointly or jointly and severally) warrants to the Purchaser that so far as he is actually aware each of the Warranties is true and accurate as at the Effective Time.

2.2
For the purposes of clause 2.1, each Warrantor’s actual awareness shall mean awareness of those facts, matters and circumstances that are within his actual knowledge as at the Effective Time, and each Warrantor shall be deemed for these purposes to have actual knowledge of all facts, matters and circumstances that are within the actual knowledge of each of the other Warrantors as at the Effective Time. For the avoidance of doubt, nothing in this clause 2.2 shall require any Warrantor to make any other enquiry in respect of the Warranties.

2.3
The Warranties are qualified by the facts and circumstances fairly disclosed in or by this Deed and/or the Disclosure Documents in each case with sufficient details for a reasonable purchaser to identify the nature and scope of the matters disclosed and references in this Deed to “disclosed” or “Disclosed” shall be construed accordingly.

2.4
The Warrantors’ liability in respect of all Warranty Claims shall be limited or excluded, as the case may be, as set out in Schedule 3 (Limitations on the Warrantors’ Liability), and in column 2 in Schedule 1 (Warrantors), provided that nothing in Schedule 3 (Limitations on the Warrantors’ Liability) shall have the effect of limiting or restricting any liability of a Warrantor in respect of a Warranty Claim arising as a result of his fraud or fraudulent misrepresentation, as read in conjunction with clause 2.5.

2.5
If a Warrantor in good faith forms the view that a matter or liability or circumstance relevant to the Warranties or any of them is not material in the context of a Warranty qualified by materiality or is unlikely to give rise to a Warranty Claim meeting the requirements of paragraph 1.1 of Schedule 3 (Limitations on the Warrantors’ Liability), the decision not to make (and the failure to make) a disclosure of it in the Disclosure Documents or for the purposes of the Warranties shall not of itself result in any fraudulent misrepresentation or fraud on the part of the Warrantors or any of them for the purposes of this Deed.

2.6
The Purchaser acknowledges and agrees that save as expressly set out in this Deed or the other Transaction Documents or otherwise agreed in writing that, none of the Warrantors gives any warranty, representation or undertaking as to the accuracy or completeness of any information (including any of the forecasts, estimates, projections, statements or interest of statements of opinion) provided to the Purchaser or any of the Purchaser’s advisors, funders or agents.

2.7	Any liability for a Warranty Claim paid or otherwise settled by a Warrantor shall be treated as a reduction in his Consideration.

2.8	The Warranties shall continue in full force and effect, subject to the terms of this Deed, notwithstanding Completion.

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3.	APPOINTMENT

3.1
Each of the Warrantors appoints the Management Sellers’ Representative from time to time and in accordance with the terms set out in clause 23.2 (Appointment of Management Sellers’ Representative) of the Sale and Purchase Agreement (which shall apply to this Deed on that basis) to:

3.1.1
be his representative in respect of any provisions of this Deed where he (whether individually or with others) is required or entitled to give or receive any written notice, consent, application or election;

3.1.2	act on his behalf in relation to all matters which this Deed expressly provides to be agreed or done by the Management Sellers’ Representative; and

3.1.3	to be his agent to receive service of any claim form, application notice, order, judgment or other process issued in connection with any claims or Proceedings.

4.	ASSIGNMENT
Prohibition on assignment

4.1
Subject to clauses 4.2 and 4.3, no party may assign, transfer, deal or create any trust in respect of the benefit or burden of any provision of this Deed without the prior written consent of the Purchaser (in the case of an assignment by the Warrantors) or the Management Sellers’ Representative (in the case of an assignment by the Purchaser).

4.2
All or any of the Purchaser’s rights under this Deed (including, without limitation, the benefit of the Warranties or the right to bring a Warranty Claim) may be assigned by the Purchaser to any other member of the Purchaser’s Group (or by any such member to any other member of the Purchaser’s Group) provided that:

4.2.2	prior to such assignee company leaving the Purchaser’s Group, such rights are assigned to another member of the Purchaser’s Group; and

4.2.2	in the event that such assignment occurs, the liability of the Warrantors under the Transaction Documents shall be no greater than it would have been had such assignment not occurred.

4.3
This Deed and the benefits arising under it (including, without limitation, the benefit of the Warranties or the right to bring a Warranty Claim) may be assigned or charged in whole or in part by the Purchaser to its financial lenders or banks or any member of their groups as security for any financing or refinancing in respect of any transaction contemplated by the Sale and Purchase Agreement, and such benefits as may further be assigned to any other financial institution by way of security for the borrowings of the Purchaser resulting from any refinancing of the borrowings made under such agreement, or to any person entitled to enforce such security or to any transferee under a valid enforcement of such security, provided that any such assignment permitted pursuant to this clause 4.3 shall not increase the liability of any of the Warrantors under any Transaction Document beyond that which the relevant party would otherwise have had but for that assignment or charging or transfer.

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4.4	If there is an assignment as contemplated by either clause 4.2 or 4.3:

4.4.1
if it is to an assignee that is not incorporated in England, it shall be ineffective unless a process agent is appointed for the assignee and notified to the Warrantors as provided in clause 26 of the Sale and Purchase Agreement;

4.4.2	the Warrantors may discharge their obligations under this Deed and other Transaction Documents to the assignor until the Warrantors receive written notice of the assignment; and

4.4.3	the Purchaser shall remain liable for any obligations of the Purchaser under this Deed.
Successors in title

4.5
This Deed shall be binding upon and operate for the benefit of the personal representatives and permitted assigns and successors in title of each of the parties and references to the parties shall be construed accordingly.

5.	MUTUAL RELEASE

5.1
Each of the Warrantors releases the Company, the other Group Companies and/or their respective officers, employees, agents and consultants, or any of them, from any and all claims (including for negligence) that that Warrantor might otherwise have against any of them (regardless of whether such Warrantor presently knows the grounds for any such claim) in respect of any information that any such person has in any capacity supplied to the Warrantors or any of them in connection with the Warranties, this Deed and/or the information disclosed. This shall not preclude any Warrantor from claiming against any other Warrantor under any right of contribution or indemnity to which he may be entitled.

5.2
If the same fact, event or circumstance gives rise to a claim against any of the Warrantors for breach of any of the Warranties as well as a tortious or other claim by the Company or the other Group Companies against such Warrantors, the Purchaser releases such Warrantors from liability under the Warranties to the extent any such third party recovers damages or otherwise obtains reimbursement or restitution from the applicable Warrantors in respect of such claim.

6.	ENTIRE AGREEMENT
This Agreement

6.1
In this clause, references to this Deed include all other written agreements and arrangements between the Parties, and all other instruments, which are expressed to be supplemental to this Deed or which this Deed expressly preserves or requires to be executed.

Entire Agreement

6.2
Each of the Parties to this Deed confirm that this Deed represents the entire understanding, and constitutes the whole agreement in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

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6.3	Each Party confirms that:

6.3.1	in entering into this Deed it has not relied on any representation, warranty, assurances, covenant, indemnity, undertaking or commitment which is not expressly set out in this Deed; and

6.3.2
in any event, without prejudice to any liability for fraud or fraudulent misrepresentation, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Deed are those pursuant to this Deed and no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, or in, this Deed);

and the Purchaser hereby irrevocably and unconditionally waives any right it may have to rescind this Deed.

6.4
The Purchaser acknowledges and agrees that the sole remedy for any Warranty Claim and/or against the Warrantors for any other breach of this Deed shall be an action for contractual damages. Save in the event of fraudulent misrepresentation, no right of rescission shall be available after the date of this Deed to the Purchaser by reason of any breach of the Warranties or any other provision of this Deed or any other Transaction Document.

Fraud

6.5	Nothing in this Deed shall be read or construed as excluding any liability or remedy in respect of fraud or a fraudulent misrepresentation.

7.	GENERAL PROVISIONS
The parties acknowledge and agree that clauses 13, 17, 18, 23, 25 and 27 of the Sale and Purchase Agreement shall apply to the terms of this Deed, as if set out full herein, with such modifications as are reasonably required to cause such provisions to apply to this Deed.

8.	GOVERNING LAW AND JURISDICTION
English Law

8.1	This Deed, and any non-contractual rights or obligations arising out of or in connection with it or its subject matter, shall be governed by and construed in accordance with English law.
Courts of England and Wales

8.2
The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to hear and determine or otherwise settle all and any disputes which may arise out of or in connection with this Deed or its subject matter.

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SCHEDULE 2
WARRANTIES

1.	SHARES AND SUBSIDIARIES

1.1	Each of the Group Companies is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

1.2	The Shares:

1.2.1
(other than the Option Shares) comprise the whole of the Company’s allotted and issued share capital as at the date of this Agreement and have been validly allotted and issued and are fully paid or deemed fully paid; and

1.2.2	will at Completion comprise the whole of the Company’s allotted and issued share capital, and will have been validly allotted and issued and will be fully paid or deemed fully paid

1.3
There is no Encumbrance and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any unissued shares in the capital of the Company or any Subsidiary and no person has made any claim to be entitled to any such Encumbrance.

1.4
Other than the Sale and Purchase Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of any Shares or any unissued shares in the capital of any of the Group Companies (including, without limitation, an option or right of pre-emption or conversion).

1.5
No shares in the capital of the Company or any Subsidiary, have been issued or no transfer of any such shares has been registered, except in accordance with all applicable laws and the memorandum and articles of association of the Company or the relevant Subsidiary (as the case may be) and all such transfers have been duly stamped where applicable.

1.6	The Company does not have any Subsidiary undertaking(s) other than the Subsidiaries and each Subsidiary is wholly owned (directly or indirectly) by the Company.

1.7	All of the shares in each of the Subsidiaries have been validly allotted and issued and are fully paid or deemed fully paid.

1.8
With the exception of the Subsidiaries, none of the Group Companies own (and have never entered into legally binding obligations that are still valid to own) any shares or debentures in the capital of, nor do they have (nor have they ever entered into legally binding obligations that are still valid to have) any beneficial interest in, any other company or business organisation, nor does any Group Company control or take part in (nor has it ever entered into legally binding obligations that are still valid to control or take part in) the management of any other company or business organisation.

1.9	During the last six years, the Group has never been a member of any joint venture, consortium or partnership.

1.10	The particulars of the Company and the Subsidiaries set out in Schedule 4 are accurate notwithstanding any contradictions in any of the documents in the Data Room.

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2.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

2.1	The copies of the memorandum and articles of association of each Group Company have been Disclosed to the Purchaser or its advisers are accurate and complete.

2.2
The statutory books (excluding the minute books) and register of members of each Group Company are up-to-date in all material respects and have been properly kept in all material respects and no notice that any of them is incorrect or should be rectified has been received.

2.3
All returns, resolutions and other documents which any Group Company is required by law to file with or deliver to the Registrar of Companies in England and Wales have been made up and filed or, as the case may be, delivered.

2.4
There are no powers of attorney granted by the Group which are currently in force and no person is entitled or authorised in any capacity to bind or commit the Group to any obligation outside the ordinary course of the Business.

3.	AUDITED ACCOUNTS

3.1	The Audited Accounts have been prepared and audited in accordance with GAAP.

3.2
Insofar as required by the law and GAAP applicable at the time they were prepared, the Audited Accounts show a true and fair view of the assets and liabilities of the Group as a whole as at the Accounts Date and of the profits and losses of the Group for the financial year ended on the Accounts Date.

3.3	All accounts, books, ledgers, financial and other material records of whatsoever kind which that Group Company is required to maintain by applicable law (“Records”) of every Group Company:

3.3.1	are in the possession or under the control of the Group; and

3.3.2	have been maintained on a consistent basis and in all material respects in accordance with section 386 of the Companies Act 2006.

3.4
The Audited Accounts apply bases and policies of accounting which have been consistently applied in the audited financial statements of the Company and, in the case of the Group, in the audited consolidated financial statements for the prior three accounting reference periods.

4.	MANAGEMENT ACCOUNTS

4.1	The Management Accounts:

4.1.1	have been prepared honestly and in good faith;

4.1.2
have been prepared from the Group’s accounting records and on a basis substantially consistent with and using the same accounting principles, policies and practices used in preparing the Audited Accounts; and

4.1.3
acknowledging that they have not been prepared on a statutory basis, do not contain any material inaccuracies and fairly represent the assets and liabilities and the profits and losses of the Group in respect of the period to which they relate and (except as expressly disclosed therein) do not include any unusual, exceptional, non-recurring or extraordinary item of income or expenditure.

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5.	LOCKED BOX ACCOUNTS

5.1	The Locked Box Accounts have been prepared:

5.1.1	honestly and in good faith;

5.1.2	from the Group’s accounting records and on a basis consistent with and using the same accounting principles, policies and practices used in preparing the Audited Accounts; and

5.1.3	to fairly represent the assets, liabilities and financial position of the Group at the Locked Box Date.

6.	CHANGES SINCE THE LOCKED BOX DATE

6.1	Since the Locked Box Date:

6.1.1	the Group’s business has been operated in the normal course consistent with past practice without material interruption or material alteration in its nature or scope;

6.1.2	there has been no material deterioration in the profitability or turnover of the Group when compared to the same period covered by the Audited Accounts;

6.1.3
there has been no material event or occurrence (including the loss of any material contract, customer or supplier or any adverse report from Ofsted or the Care Inspectorate or the CSSIW) which has had a material adverse effect on the Group’s business or its profitability;

6.1.4
save in respect of Permitted Leakage, the Company has not declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of the CTA 2010) except as provided in the Audited Accounts;

6.1.5	no Group Company has created, allotted, issued, acquired, repaid or redeemed share or loan capital or made an agreement or arrangement or agreed or undertaken an obligation to do any of those things;

6.1.6	no Group Company has disposed of or agreed to dispose of any material asset:

(a)	otherwise than in the normal course of its business; or

(b)	for a consideration which is materially lower than open market value or book value (whichever is the higher) at the time of its disposal;

6.1.7	no Group Company has made or agreed to make, or assumed or incurred, or agreed to assume or incur, any commitment (actual or contingent) for any individual item of investment or capital expenditure:

(a)	otherwise than in the ordinary and usual course of its business; or

(b)	involving an amount in excess of £100,000;

6.1.8	there have been no material changes in the manner or policy of the Group with respect to collection or payment periods for debtors and creditors respectively;

6.1.9	no resolution of the Company’s shareholders has been passed (except for those representing the ordinary business of an annual general meeting or to give effect to a Transaction Document);

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6.1.10
the Company has not repaid any material sum in the nature of borrowings in advance of any due date or made any material loan (except in the ordinary course of business and excluding in each case borrowings from or loans to another Group Company) or agreed to do so;

6.1.11
the Group has not borrowed or raised any money or taken any form of financial facility (whether pursuant to a factoring arrangement or otherwise) except under the Facility Agreement or by way of trade credit in the ordinary course of business or intra Group; and

6.1.12
the Group has paid its material creditors in all material respects in accordance with their respective credit terms or (if not) within the time periods usually applicable to such creditors and, other than the Facility Agreement, there are no debts outstanding by the Group which aggregate more than £100,000 and have been overdue for more than sixty days.

7.	THE GROUP'S ASSETS

7.1
Except for cash deployed or current assets disposed of by the Group in the ordinary course of its business or equipment and fixed assets disposed of because they have become redundant or obsolete or in need of replacement, the Group Companies are the owners legally and beneficially of and have good title to all assets included in the Audited Accounts and all material assets which have been acquired by the Group since the Locked Box Date and (save for Encumbrances granted under the Finance Documents and liens arising in the ordinary course of business for amounts not overdue for payment) no Encumbrance is outstanding nor is there any agreement or commitment to give or create or allow any Encumbrance over or in respect of the whole or any part of the Group’s assets, undertaking, goodwill or uncalled capital and no claim has been made by any person that he is entitled to any such Encumbrance.

7.2	Since the Locked Box Date, the assets of the Group have been in the possession of, or under the control of, the Group.

7.3
All fixed assets of the Group including all fixed and movable plant and machinery, vehicles, IT Systems (other than Software) and other equipment used in, or in connection with, the Business are in reasonable repair and condition (taking into account their respective age and level of use), are in satisfactory working order and have been adequately serviced and maintained.

8.	LIABILITIES AND LENDING

8.1
The total amount borrowed by the Group from its lenders does not exceed its facilities and the total amount borrowed by each Group Company from whatsoever source does not exceed any limitation on its borrowing contained in its articles of association.

8.2
No guarantees or security given by any Group Company exceeds any limit on such guarantees or security in any facilities and any guarantees or security given do not exceed any limitation on the amount guaranteed or secured contained in its articles of association.

8.3
Details of all overdrafts, loans or other financial facilities outstanding or available to the Group Companies (including the Facility Agreement but excluding loans between members of the Group) are given in the Data

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Room and true and complete copies of all principal documents relating to the same are included in the Data Room.

8.4	The Group Companies have not engaged in any borrowing or financing not required to be reflected in the Audited Accounts.

8.5	No Group Company is currently a lender other than under loans or credit arrangements in the ordinary course of business or to another Group Company.

8.6	The only borrowings outstanding under the Facilities Agreement are due to Kaupthing.

8.7	The only current parties to the Finance Documents are Kaupthing and various of the Group Companies.

9.	EFFECTS OF SALE

9.1
Except for payments constituting Permitted Leakage, no person is entitled (as a result of any commitment given by a Group Company before the Effective Time) to receive from any Group Company any finder’s fee, brokerage, or other commission or payment in connection with the sale and purchase of the Shares under the Sale and Purchase Agreement.

9.2	The acquisition of the Shares by the Purchaser and compliance with the terms of the Sale and Purchase Agreement or other Transaction Documents will not:

9.2.1
cause any Group Company to lose the benefit of any material licence, consent, permit, approval or authorisation (public or private) or any contract it presently enjoys or relieve any person of any material contractual obligation to any Group Company or enable any person to determine any such obligation or any material contractual right or benefit now enjoyed by any Group Company or to exercise any material right whether under an agreement with any Group Company;

9.2.2	result in any material present indebtedness of any Group Company becoming due or capable of being declared due and payable prior to its stated maturity, except under the Finance Documents; or

9.2.3	give rise to or cause to become exercisable any right of pre-emption over any material assets of the Group, and the Group Companies’ relationships with clients, customers and suppliers will not be materially or adversely affected thereby and the Warrantors have not been informed or otherwise become aware that any person who now has material business dealings with the Group would or might cease to do so from and after Completion.

10.	AGREEMENTS

10.1	Copies or details of all Material Contracts are contained in the Data Room.

10.2
No Group Company has received notice disputing the validity or enforceability of any Material Contract. No Group Company is in material breach of any Material Contract and no other party to any such contract is in material breach of it.

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10.3	No party to a Material Contract has:

10.3.1	given notice that it intends to terminate such contract; or

10.3.2	terminated such Material Contract.

10.4
Save for the Disclosed contracts governing the employment of the Warrantors and the Finance Documents there are no existing contracts between any Group Company and any Seller or any Connected Person of any Seller.

10.5
There are not in force in relation to the Group’s business, assets or undertaking any material agreements, whether written or oral, to which any of the Sellers or any person known by the Sellers to be connected with any of them is a party or of which it has the benefit or to which it is otherwise subject the benefit of which would be required to be assigned to or otherwise vested in any Group Company to enable that Group Company to carry on its business and/or to enjoy all the rights and privileges attaching to the same and/or to any of its assets and undertaking in the same manner and scope and to the same extent and on the same basis as each Group Company carries on business or enjoys such rights at the Effective Time.

10.6
No Group Company is a party to, nor have its turnover or profits since the Locked Box Date been materially affected by, any material agreement or arrangement that is not entirely of an arm’s length nature or is otherwise outside the ordinary course of business.

10.7
All costs incurred by or for the benefit of any Group Company have been fully charged to that Group Company and not borne in whole or in part by any of the Sellers or any Connected Person of any Seller.

10.8
Except to the extent contemplated under the Facility Agreement, a Group Company is the sole legal owner, entitled to the benefit of the receivables in respect of the income-generating assets of the Group, free from all Encumbrances.

10.9	No Group Company is a party to or subject to any agreement or liability (other than with or to another Group Company) which:

10.9.1	the Warrantors believe cannot readily be fulfilled or performed by any Group Company on time and without undue expenditure of money or effort; or

10.9.2
the Warrantors believe involves or is likely to involve obligations, restrictions, expenditure or receipts in each case of a materially onerous nature, having regard to customary or market terms for such agreements or transactions; or

10.9.3	is in the nature of an agency, distribution or management agreement; or

10.9.4	is incapable of complete performance in accordance with its terms within 12 months of the date on which it was entered into; or

10.9.5	requires the Group to pay any commission, finders’ fee or royalty; or

10.9.6	involves material liabilities which may fluctuate in accordance with an index or rate of currency exchange or interest or movements in the price of any securities or commodities; or

10.9.7	is a contract for the supply of assets to any Group Company on hire, lease, hire purchase, credit or deferred payment terms where the aggregate amount payable under it exceeds £25,000; or

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10.9.8
is dependent on the guarantee or covenant of or security provided by any other person (other than, in the case of its assets, the title and supporting covenants given to the purchasing Group Company on acquisition); or

10.9.9	in any material way restricts the Group’s freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

10.9.10	is a contract for the sale of shares or assets comprising a business undertaking under which any Group Company still has a remaining material liability or obligation.

10.10
No Seller nor any other person has given any guarantee of or security for, any overdraft loan, loan facility or off-balance sheet financing granted to any Group Company nor has any Group Company given any guarantee of or security for any overdraft loan, loan facility or off-balance sheet financing granted to any of the Sellers or any person connected with any of them or any other person and there is not now outstanding in respect of any Group Company any guarantee or warranty or agreement for indemnity or for suretyship given by or for the accommodation of any Group Company or in respect of any Group Company’s business.

10.11
No power of attorney given by any Group Company (other than to the holder of an Encumbrance solely to facilitate its enforcement) is now in force. No person, as agent or otherwise, is entitled or authorised to bind or commit any Group Company to any obligation not in the ordinary course of a Group Company’s business and there is no person purporting to do so.

10.12
Other than in relation to the Finance Documents, no Group Company is a party to any option or pre-emption right, or has given any guarantee, suretyship, comfort letter or any other obligation (whatever called) to pay, provide funds or take action in the event of default in the payment of any indebtedness of any other person or in the performance of any obligation of any other person.

10.13
No Group Company has made or is aware of circumstances that are likely to give rise to a claim by the Group Companies under any of the agreements relating to nursery acquisitions by the Group Companies in the previous three years.

11.	INTELLECTUAL PROPERTY

11.1	The Data Room contains details of all the Intellectual Property Rights in respect of which each Group Company is the registered owner or applicant for registration.

11.2	Except to the extent contemplated under the Finance Documents, none of the Intellectual Property Rights owned (or purported to be owned but not licensed) is subject to any Encumbrance.

11.3
In the period of three years ending on the date of this Deed, the Company has not received notice to indicate that any Intellectual Property Rights is being challenged or attacked by any third party or by any relevant registry and all fees payable by a Group Company in respect of the registrations/applications have been paid.

11.4	Details of all IPR Agreements material to the Business are included in the Data Room.

11.5
No Group Company is in material breach of any IPR Agreement that is material to the current operation of the Business and no Group Company has received written notice (that is still valid) that it or any other party

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to any IPR Agreement that is material to the current operation of the Business is in material breach of such IPR Agreement.

11.6
In the twelve months preceding the date of this Deed there have not been any disputes relating to or arising out of any of the IPR Agreements that are material to the current operation of the Business.

11.7
A Group Company owns or has a licence to use all the Intellectual Property Rights which are material to the current operation of the Business. No Group Company is in material breach of such licences and no Group Company has received written notice (that is still valid) that it or any other party to such licences is in material breach of the licence.

11.8	No Group Company has, within the three years preceding the date of this Deed, received written notice that it is infringing the Intellectual Property Rights of any other person.

11.9
In the period of five years ending on the date of this Deed, no Confidential Information that is material to the Business has been disclosed or permitted to be disclosed to any person (except in the ordinary and normal course of business and/or under an obligation of confidence).

12.	INFORMATION TECHNOLOGY

12.1	Summary descriptions of the IT Systems that are material to the current operation of the Business are included in the Data Room.

12.2	All IT Systems material to the current operation of the Business are owned by or validly licensed to a Group Company.

12.3	The Group Companies have not in the last six months experienced a failure or breakdown of the IT Systems that had a material adverse effect on the Business, save as set out in the Data Room.

12.4
In the reasonable opinion of the Warrantors, the Company has implemented, adequate and appropriate procedures for ensuring the security of the IT Systems to avoid material failure or breakdown, viruses, infections, unauthorised access, and to protect the confidentiality and integrity of the data stored therein. Summaries of the Company’s material disaster recovery and security arrangements in relation to the IT Systems are included in the Data Room.

12.5	In the reasonable opinion of the Warrantors, the functionality, performance and capacity of the IT Systems is adequate for the current operation of the Business.

12.6	The IT Systems have been properly and regularly maintained.

12.7	There are no royalties, licence fees or other fees payable in connection with the use of any part of the IT Systems other than as expressly set out in the Data Room.

13.	DATA PROTECTION

13.1
Each Group Company having such obligation has registered or applied to register itself under the Data Protection Act 1998 or applicable Data Protection Laws in respect of all registrable Personal Data held by it, and all due and requisite fees in respect of such registrations have been paid.

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13.2
The details contained in such registrations or applications are materially correct and suitable for the purpose(s) for which the relevant Group Company holds or uses the Personal Data which are the subject of them.

13.3
All Personal Data held by each Group Company is held in accordance with the data protection principles set out in Schedule 1 of the Data Protection Act 1998 and there has been no unauthorised disclosure of such Personal Data.

13.4
There are no outstanding enforcement, deregistration or transfer prohibition notices under the Data Protection Laws currently outstanding against the Group Company, or any outstanding appeal against such notices, nor are there any circumstances which may give rise to the giving of any such notices.

13.5
There are no unsatisfied requests to any Group Company made by data subjects in respect of Personal Data held by the relevant Group Company, nor any outstanding applications for rectification or erasure of Personal Data.

13.6
There are no outstanding claims that have been made for compensation for inaccuracy, loss or unauthorised disclosure of Personal Data nor has any Group Company lost or made any unauthorised disclosure of any Personal Data.

13.7	Without prejudice to the specific provisions above, each Group Company and its employees have complied in all material respects with the requirements of the Data Protection Laws.

14.	INSURANCE

14.1
The Data Room contains details of all material terms of each current insurance and indemnity policy in respect of which each Group Company has an interest, including details of all current historic policies which insure against child abuse claims in the last 10 years (together the “Policies”).

14.2	No claims have been made in the last five years, and no claim is outstanding, under any of the Policies nor are there any circumstances likely to give rise to such a claim.

14.3
The Company has informed the relevant insurers under the Policies of any material event, act or omission which has occurred during the 3 years preceding the date of this Deed that was known to the Warrantors and which they were aware required a notification under any of the Policies and there are no circumstances which the Warrantors believe will lead to any liability under such notification being avoided by the insurers or make any Policy void or voidable.

14.4
All the policies are in full force and effect and all premiums have been paid on time. There are no circumstances which might lead to any material liability under any of the Policies being avoided by the insurers or the premiums being increased.

15.	EMPLOYEES

15.1
Other than as set out in the Disclosure Letter and/or the Data Room, there is no employment contract between any Group Company and any of its employees which cannot be terminated by such Group Company by six months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

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15.2	The Data Room contains details of:

15.2.1	the total number of each Group Company’s employees and details of their remuneration;

15.2.2	any employees on long term absence due to ill health or any other reason;

15.2.3	the terms of contract of each member of the senior management team entitled to a salary of more than £75,000 per annum; and

15.2.4	the terms of any bonus schemes operated by a Group Company for the benefit of employees and directors.

15.3	Other than as set out in the Disclosure Letter and/or the Data Room, no Group Company has any agreement or arrangement with or recognises a trade union, or works council.

15.4
There is no agreement or arrangement between any Group Company and any employee of a Group Company providing for any payment or other benefit (not being Permitted Leakage) in connection with the sale of the Company pursuant to the Sale and Purchase Agreement.

15.5	No Group Company has a share incentive, share option, profit sharing, bonus or other incentive scheme for any of its directors, other officers or employees.

15.6	Schedule 4 of this Deed shows the full names of and offices held by each person who is a director of each Group Company and no other person is a director or shadow director of each Group Company.

15.7
The total number of individuals details of whom have been Disclosed (the “Employees”) are the only employees of the Group Companies at the latest date that information was included in the Data Room. For the avoidance of doubt, “Employees” includes those directors employed under a contract of service and non-executive directors whether or not employed under a contract of service. There were at the latest time provided above no other individuals engaged by the Group Companies who were employed by it.

15.8	All Employees are engaged on the standard terms of employment set out in the Data Room or under Disclosed employment agreements.

15.9
None of the Employees earning more than £75,000 per annum has given notice terminating his contract of employment or engagement or has been withdrawn by the agency supplying him nor have the Group Companies terminated or given notice of termination to any such person or (where applicable) any such agency. Furthermore, during the period of six months ending with the date of this Deed the Group Companies have not directly or indirectly terminated the contract of any person employed in or by the Group Companies or who has been engaged by the Group Companies on a self-employed basis in circumstances where the compensation (excluding accrued salary, bonus entitlements, expenses and benefits) paid or payable by the Group as a result of all of such terminations has exceeded or is expected by the Warrantors to exceed £75,000 in aggregate.

15.10
There is no plan, scheme, commitment, policy, custom or practice (whether legally binding or not) relating to redundancy affecting any of the Employees more generous than the statutory redundancy requirements.

15.11	No amounts are currently owing under any loan agreement entered between Group Companies and Employees.

15.12
Since the Accounts Date, no material change has been made in (i) the rate of remuneration, or the emoluments or pension benefits or other contractual benefits, of any officer of the Group Companies or any of the

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Employees or (ii) the terms of engagement of any such officer or any of the Employees. Furthermore, the Group Companies have not entered into any informal or formal agreement to amend or change in any material respects the terms or conditions of employment or engagement as required to be disclosed under this paragraph 15.12 of any of the officers of the Group Companies or any of the Employees (whether such amendment or change is to take the effect prior to or after Completion).

15.13
There is no outstanding claim by any person who is now, or has been, an employee of the Group Companies or was engaged by the Group Companies on a self-employed basis or was supplied to the Group Companies by an agency; or statutory dismissal, disciplinary or grievance procedure in progress in relation to any of the said persons, or material dispute outstanding with any of the said persons or with any unions or any other body representing all or any of them in relation to their employment by the Group Companies.

15.14
In the last three years, none of the Relevant Employees has had his employment transferred to a Group Company pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

16.	IMMIGRATION

16.1	Every Employee who requires permission to work in the United Kingdom has current and appropriate permission to work in the United Kingdom for the Group.

16.2
The Group has carried out right to work checks in relation to Employees in accordance with the requirements set out in the Asylum and Immigration Act 1996 and the Immigration, Asylum and Nationality Act 2006.

16.3	None of the Employees has leave to enter or remain in the United Kingdom as Tier 2 migrants.

16.4
Details of the names and job titles of all Employees with limited leave to remain in the United Kingdom have been Disclosed, including details of their nationality, immigration status, employment start date, when their leave expires and when their immigration documents were last officially checked by the Group and true and complete copies of each such Employee’s entry clearance, leave to remain and/or UK Biometric Residence Permit showing their leave and the expiry date of their leave has been Disclosed.

16.5
No Group Company is a licensed Tier 2 or Tier 5 sponsor with the Home Office and is not covered by any other company’s sponsorship licence. No application for a sponsorship licence by or including any Group Company under Tiers 2 or 5 is pending and no such sponsorship licence application made by or on behalf of a Group Company has ever been refused by the Home Office.

16.6
No Group Company, nor any of their employees or officers, has been issued with any civil penalty, fine or criminal sanction in connection with employing anyone in the United Kingdom without permission or in breach of their conditions.

17.	WORKING WITH CHILDREN

17.1
All Employees of the Group Companies have been subject to appropriate screening and police checks to ascertain their suitability for working with children, as required by law or necessary for the prudent operation

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of the Group (and the Group has at least two references on file for each Employee of the Group and obtained these references in each case prior to the relevant Employee starting to work for the Group).

17.2
Where any Employee has applied for a Disclosure and Barring Service certificate but has not yet received it, such Employee has at all times complied with all relevant OFSTED or other restrictions on starting work before a Disclosure and Barring Service certificate is obtained.

17.3
The Group Companies have carried out all necessary checks in the last 12 months that they are required to carry out pursuant to the Protection of Vulnerable Groups (Scotland) Act 2007 and no such checks have revealed any adverse entries for anyone involved with the Group Companies.

18.	PENSIONS

18.1
Apart from the Pension Scheme(s), there are no agreements or arrangements (including those under any public law, statute or regulation to which any of the Group Companies contribute in compliance with applicable law or regulation) in existence at the date hereof for the payment or provision, of, or payment by a Group Company or remittance by a Group Company of a contribution towards, expenses of or any shortfall in funding in relation to, any pensions, allowances or lump sums on termination of employment (whether voluntary or not), retirement, serious ill-health, incapacity or death for the benefit of an Employee or an Employee’s dependants (including his or her spouse) (“Benefits”), nor has any proposal for such an agreement or arrangement been announced and no Group Company has contributed to any other arrangement or is under any obligation to pay, provide or contribute to any agreement or arrangement for the provision of such Benefits.

18.2	Details of the Pension Scheme, including all constitutional documents and confirmation that it is a defined contribution and not defined benefits scheme are contained in the Data Room.

18.3	All contributions due to be paid or remitted by each Group Company to the Pension Scheme have been paid or remitted in accordance with statutory requirements.

18.4	The applicable provisions of Part 1 of the Pensions Act 2008 have been complied with including the “staging date” as described in the said Part 1 for each Group Company (which fell on 1 August 2013).

18.5
No Group Company has at any time since 19 December 1996 contributed towards, participated in or had employees who participated in an occupational pension scheme to which section 75 of the Pensions act 1995 applies, has applied or could apply.

18.6
None of the Group Companies or any of the Warrantors (nor any person known by the Warrantors to be connected with, or an associate of, any Group Company or any Warrantor) has received any non-routine written communication from the Pensions Regulator in relation to any pension scheme offering defined benefits and there are no circumstances under which the Pensions Regulator might reasonably issue a contribution notice or financial support direction against any Group Company. In this sub-paragraph words and expressions shall have the same meanings as in sections 38 to 51 of the Pensions Act 2004.

18.7
Since 30 August 1993, no one has been employed by a Group Company as a result of a “relevant transfer” for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 which

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has or might have resulted in the continuation of any rights or obligations in relation to or in connection with any defined benefit pension scheme.

19.	INSOLVENCY, WINDING UP, ETC.

19.1
No order has been made, petition presented or resolution passed for the winding up or dissolution of any Group Company and no meeting has been convened for the purpose of winding up or dissolving any Group Company. No administrator, administrative receiver, receiver or manager has been appointed of the whole or any part of the property, assets or undertaking of any Group Company.

19.2
No Group Company has stopped or suspended the payment of its debts or received a written demand pursuant to section 123(1)(a) of Insolvency Act 1986 (or similar legislation in another jurisdiction to which a Group Company is subject) and no Group Company is insolvent or unable to pay its debts within the meaning of section 123 of Insolvency Act 1986 (or similar legislation in another jurisdiction to which a Group Company is subject).

19.3
No voluntary arrangement has been proposed or approved under Part 1 of Insolvency Act 1986 (or similar legislation in another jurisdiction to which a Group Company is subject) and no compromise or arrangement has been proposed, agreed to or sanctioned under section 899 of the Companies Act 2006 (or similar legislation in another jurisdiction to which a Group Company is subject) in respect of any Group Company.

19.4	No Group Company has made or proposed any arrangement or composition with its creditors or any class of its creditors (including a voluntary arrangement as defined in the Insolvency Act 1986).

19.5
No administration order has been made and no petition or application for such an order has been presented, filed or commenced by any natural or legal person(s) in respect of any Group Company. No administrator, receiver or administrative receiver has been appointed and no steps have been taken by any natural or legal person(s), any Group Company, its directors or the holder of a qualifying floating charge (as defined in Schedule B1 to the Insolvency Act 1986) for the appointment of and administrator or a receiver (including an administrative receiver) in respect of all or any part of any Group Company’s assets.

19.6
No distress, execution or other process has been levied against any Group Company and no action has been taken to repossess goods in the possession of any Group Company which has not been satisfied in full. No unsatisfied judgment is outstanding against any Group Company.

19.7	No floating charge created by any Group Company has crystallised automatically nor are there any circumstances likely to cause such a floating charge to crystallise.

19.8
There is no moratorium in force or coming into force in respect of any Group Company in accordance with paragraph 8.1 of Schedule A1 to the Insolvency Act 1986 and no Group Company has applied or is applying to the court for an interim order under section 253 of the Insolvency Act 1986.

19.9	No event analogous to any of the foregoing has occurred in relation to any Group company in or outside England.

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20.	LITIGATION AND COMPLIANCE WITH LAWS
General

20.1
None of the Group Companies nor a person for whose acts or defaults the Group Companies may be vicariously liable in respect of such proceeding is involved in a civil, criminal, arbitration, administrative or other proceeding. There is no order, decree or judgement of any Authority outstanding against the Group or any Group Company or any person for whose acts the Group or any Group Company is vicariously liable by reference to such an order, decree or judgement.

20.2
In the five years prior to the date of this Deed, no Group Company has received notice that it is in material breach of any licence or consent or registration held by it and/ or that there is an ongoing investigation, enquiry or proceeding outstanding or anticipated which the Warrantors believe will result in the suspension, cancellation, modification or revocation of any such licence, consent or registration.

20.3
No material civil, criminal, arbitration or administrative investigation or enquiry by any Authority is pending or threatened by or against any member of the Group nor are there any circumstances likely to give rise to the same.

20.4	Each Group Company has conducted its business, in all material respects in accordance with all applicable Law in each jurisdiction where it has an establishment or conducts any business.

20.5
In the two (2) years prior to the date of this Deed, no Group Company has received notice that it is in material breach of any Authorisation held by it or that there is an ongoing investigation, enquiry or proceeding outstanding or anticipated.

20.6	There are no circumstances which indicate that any Authorisation of any Group Company which is material to the Group’s business is likely to be suspended, revoked or renewal refused.

20.7
All Group Companies hold, and have held when required by applicable Law to do so, all Authorisations necessary under applicable Law for carrying on the business of that Group Company in the places and in the manner in which such business is now and was at all material times carried on.

20.8
The information and material disclosed by the Warrantors in respect of investigations by Authorities into the activities of the Group or any Group Company comprises all information and material they considered necessary to disclose about such investigations to the Authorities in respect of such investigations and all such information is set out in the Data Room.

20.9
Other than as set out in the Disclosure Letter and/or the Data Room, the Group does not use on its letterhead, brochures, sales literature or vehicles nor does it otherwise carry on its business or trade under any name other than its corporate names or abbreviations thereof.

20.10	During the last six years, no allegations of improper or illegal conduct in respect of children attending any of the Properties have been made against any Employees.

20.11	The Disclosure Documents include copies of:

20.11.1	the latest inspection reports provided to the Group in respect of the Business carried out by OFSTED, CSSIW and the Care Inspectorate;

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20.11.2	current OFSTED, CSSIW and Care Inspectorate registrations in respect of the Group; and

20.11.3	material correspondence with OFSTED, CSSIW and the Care Inspectorate in respect of the Group.

20.12
The Group Companies have at all times been operated in accordance with relevant applicable requirements of Ofsted, CSSIW and the Care Inspectorate (including ensuring that all Employees have achieved the required qualifications and PVG Scheme Membership for their relevant position with the Group Companies).

20.13
There have been no claims, investigations, prosecutions or other proceedings against the Group Companies or their officers or employees in respect of legal requirements of OFSTED, CSSIW or the Care Inspectorate.

20.14	There are no actions requested by OFSTED, CSSIW or the Care Inspectorate which are outstanding.

20.15	The Data Room contains details of all complaints made in relation to the Business in the last two years, and any older complaints that are not considered resolved.

20.16	The Data Room contains details of all material accidents in relation to children, staff or visitors to the Business in the last three years.
Corrupt practices

20.17
No Group Company, nor any of its officers, employees or agents, has at any time, or is presently or has agreed to become, engaged in any conduct (including by way of acquiescence or failure to perform) that would constitute an offence under the Bribery Act 2010 or would have done so if that Act had been in force at the relevant time.

20.18
Each Group Company has at all relevant times had in place adequate procedures designed to prevent persons associated with it within the meaning of section 8 of that Act from undertaking any conduct that would constitute an offence by the Group Company under section 7 of that Act (or would have done so if that Act had been in force at the relevant time), all such procedures have been Disclosed and no such person has at any time, or is presently or has agreed to become, engaged in such conduct.

20.19
No Group Company and no person so associated with it nor any of its officers, employees or agents who are not so associated with it is or has been the subject of any actual or threatened investigation, or been charged, in connection with any offence or alleged offence under that Act or any behaviour that would have been such an offence had the Act been in force at the relevant time and there are no circumstances likely to give rise to any such investigation or charge.

20.20
No person who is or has at any time within the last three years been a director or officer of any Group Company has at any material time been subject to any disqualification order under the Companies Act 2006 or under any other legislation relating to the disqualification of directors and officers, or was the subject of any investigation or proceedings capable of leading to a disqualification order being made.

21.	REAL PROPERTY
General

21.1	The particulars of the Properties set out in document 7.6.1 of the Data Room (Properties) are true, complete and accurate and not misleading in any respect.

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21.2	The Properties comprise all of the premises and land and buildings owned, controlled, occupied or otherwise used in connection with the business of the Group Companies.

21.3
Save as disclosed in the Certificates of Title and Reports on Title, the Group Companies are in possession of the whole of each of the Properties, none of which is vacant and no other person is in or actually or conditionally entitled to possession, occupation, use or control of any of the Properties.

21.4
Save as disclosed in the Certificates of Title and Reports on Title or in respect of any matters arising after the date of them, the information contained within replies to Standard Commercial Property Enquiries CPSE.7 (version 1.0) and supplied within the Data Room is true and complete and correct in all material respects and the information contained within the separate documentation referred to within such replies is true and complete and correct in all material respects (save where the Purchaser is asked to rely on their own enquiries).

21.5	The information contained in the Certificates of Title is complete and accurate in all respects and the information contained in the Reports on Title do not contain any errors.
Title
Liabilities

21.6
Except in relation to the Properties (without any investigation having been undertaken into any property interest that has been sold or otherwise disposed of), the Group Companies have no material liabilities (actual or contingent) arising out of the conveyance, transfer, lease, sublease, tenancy, licence, agreement or other document relating to land or premises or an estate or interest in or over land or premises, including:

21.6.1	any estate or interest previously held by the Group Companies as original lessees, underlessee or subtenant; or

21.6.2	any covenant or obligation made by the Company in favour of any lessor or any guarantee given by the Group Companies in relation to a lease, underlease or sublease.
Environment and Health and Safety
Save as disclosed by the Certificates of Title and Reports on Title:

21.7
The Group Companies have not received any written notice of any actual, pending or threatened actions by regulatory authorities or third parties in respect of any alleged non-compliance with Environmental and Health and Safety Laws.

21.8
There are no notices, correspondence, legal proceedings, disputes or complaints under environmental law or otherwise relating to real or perceived environmental problems that affect the Property, or which have affected the Properties during the Company's period of ownership of the relevant Properties, including any communications relating to the actual or possible presence of contamination at or near the Properties.

21.9	There are no insurance policies that specifically provide cover in relation to contamination or other environmental problems affecting the Property.

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22.	TAX

22.1	Each Group Company has paid all Taxation which it has become liable to pay and no Group Company is liable to pay any penalty, fine, surcharge or interest in connection with Taxation.

22.2
All payments by any Group Company to any person which ought to have been made under deduction or withholding of Taxation have been so made and the Taxation so deducted or withheld has been accounted to the relevant Tax Authority.

22.3
Each Group Company has made all returns, notifications, statements, registrations and assessments (whether physically in existence or electronically stored) (“Returns”) it is required by law to make. The Returns disclose all material facts and circumstances and are not currently the subject of any question or dispute with any Tax Authority.

22.4	No Group Company is in dispute with a Tax Authority and there are no circumstances that exist which are likely to give rise to such dispute.

22.5	Each Group Company has prepared, kept and preserved such records as is required by law.

22.6
The Disclosure Letter contains details so far as they affect any member of the Group of all arrangements with any Tax Authority that are not based on a strict application of the law relating to Taxation (other than published extra-statutory concessions, statements of practice and statements of a similar nature).

22.7
No Group Company is liable to pay, or make reimbursement or indemnity in respect of, any Taxation payable by or chargeable on or attributable to any other person, whether in consequence of the failure by that person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to profits, income, gains or a transaction, event, omission or circumstance arising, occurring or deemed to arise or occur on or prior to the date of this Deed.

22.8
No Group Company has been party to any arrangements, transaction or series of transactions which it has or may become liable to notify to any Tax Authority under any legislation requiring the disclosure of tax avoidance schemes.

22.9	No shares or securities have been issued by any Group Company to which the provisions of Part 7 of ITEPA 2003 apply.

22.10	There is no charge referred to in section 237 IHTA 1984 outstanding in respect of any asset of a Group Company or the Shares.

22.11
Each Group Company was incorporated in and is and has for the last six years been resident only in the United Kingdom for Taxation purposes and for the purposes of any double taxation agreement. No Group Company has a branch outside the United Kingdom or any permanent establishment (as that expression is defined in the respective double taxation relief orders current at the date of this Deed) outside the United Kingdom.

22.12
No Group Company has in the period of six years ending on the date of this Deed been party to any non-arms length transaction or been party to any transaction or arrangement to which the provisions of section 195 TIOPA 2010 may apply.

22.13
Each Group Company has, throughout the period beginning three years before the Accounts Date and ending on the date of this Deed, been registered and been eligible to be registered and is a taxable person for the

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purposes of the VATA and such registration is not subject to any conditions imposed by HM Revenue and Customs. Each Group Company has complied in all material respects with the terms of all statutory provisions, regulations, directions, conditions, notices and agreements with HM Revenue and Customs relating to VAT.

22.14
There is no instrument to which any Group Company is a party and which is necessary to establish any Group Company's title to any asset, which is liable to stamp duty and which has not been duly stamped.

22.15	Within the 5 years ending on the date of this Deed, no Group Company has made any claim for relief, exemption or deferral of stamp duty, stamp duty land tax or stamp duty reserve tax.

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SCHEDULE 3
LIMITATIONS ON THE WARRANTORS' LIABILITY

1.	MAXIMUM AND MINIMUM CLAIMS

1.1	No Warrantor shall be liable in respect of a Warranty Claim:

1.1.1	unless the amount of any one claim, or series of claims of a similar nature, that would otherwise be recoverable from the Warrantors in respect of that Warranty Claim exceeds £180,000; and

1.1.2
unless and until the amount that would otherwise be recoverable from the Warrantors in respect of that Warranty Claim, when aggregated with any other amount or amounts recoverable from the Warrantors in respect of other Warranty Claims (excluding any amounts in respect of a Warranty Claim for which the Warrantor has no liability because of paragraph 1.1.1 and disregarding for these purposes only paragraph 1.2), exceeds £1,800,000 in which case the Purchaser shall be entitled to recover all amounts resulting from those Warranty Claims and not just the excess over that sum (but, for the avoidance of doubt, in no circumstance shall the Warrantor’s liability in respect of all Warranty Claims exceed the amount set out in paragraph 1.2 below).

1.2
Each Warrantor’s total liability for all Warranty Claims (including, for the avoidance of doubt, any costs awarded against them) shall not exceed the amount set out next to his name under the column headed “Maximum Liability for Warranty Claims” in Schedule 1 (Warranties).

1.3
Subject always to the other limitations set out in this Schedule (including without limitation paragraph 1.2 above), where more than one Warrantor is liable for the same Warranty Claim, then those Warrantors liable for such Warranty Claim shall be liable for an amount equal to the proportion set out next to their respective names in column (3) of Schedule 1 (Warrantors).

1.4
Where the Purchaser has a Warranty Claim against all of the Warrantors, none of the Warrantors shall be liable for any claim unless the same Warranty Claim has been brought against and pursued in the same manner against all of the Warrantors.

1.5
If the Purchaser or any Group Company withdraws a Warranty Claim against any of the Warrantors, the Purchaser shall also withdraw that claim against each of the other Warrantors. If the Purchaser settles a Warranty Claim against a Warrantor, the Purchaser shall offer to the other Warrantors settlement terms which are, so far as practicable, the same (having regard to the proportion of each claim to be borne by such Warrantor (as set out next to his name in column (3) in Schedule 1 (Warrantors)), and the maximum liability of such Warrantor (as set out next to his name in column (2) in Schedule 1 (Warrantors)) as those agreed with that Warrantor with whom the Purchaser has settled.

2.	TIME LIMITS

2.1
The liability of the Warrantors shall cease on the date falling, in respect of all Warranty Claims other than those relating to Tax, 12 months from the Completion Date or, in respect of those Warranty Claims relating to Tax, 48 months from the Completion Date, except in respect of any matters which before the relevant

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period expires have been the subject of a written claim made by or on behalf of the Purchaser to the Warrantors (or the Management Sellers’ Representatives) within three months of the Purchaser becoming aware of any such claim, giving reasonable details of all material aspects of the claim, including (where practicable only) the Purchaser’s estimate of the amount of the claim.

2.2
Subject to paragraph 2.3, a Warranty Claim notified in accordance with paragraph 2.1 and not satisfied, settled or withdrawn is unenforceable against a Warrantor and shall be deemed withdrawn on the expiry of the period of six months starting on the day of notification of the Warranty Claim, unless proceedings in respect of the Warranty Claim have been issued and served on the Warrantor.

2.3
The Warrantors shall not be liable for any Warranty Claim to the extent it arises by reason of a liability which, at the time when written notice is given to the Warrantors, is contingent only or is otherwise not capable of being quantified and the Warrantors shall not be liable to make any payment in respect of such Warranty Claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified, and the period of six months referred to in paragraph 2.2 shall start on the day that the liability ceases to be contingent or is otherwise quantified or capable of being quantified.

2.4	Time shall be of the essence for the purposes of this paragraph 2.

3.	SPECIFIC LIMITATIONS

3.1
A Warrantor is not liable in respect of a Warranty Claim under this Deed to the extent that the fact, matter or circumstance giving rise to the Warranty Claim would not have arisen but for or the liability is increased by reason of:

3.1.1
a voluntary act or omission by a Group Company after Completion outside of the ordinary course of business as carried on at Completion, otherwise than where such act or omission is carried out pursuant to any binding legal commitment entered into by a Group Company before Completion; or

3.1.2
the passing of, or a change in, after the date of this Deed a law, rule, regulation, interpretation of the law (by a decision of a court or tribunal) or administrative practice of a government, governmental department, agency or regulatory body or an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at the date of this Deed; or

3.1.3	a breach by the Purchaser or any other member of the Purchaser’s Group of its obligations under any Transaction Document.

3.2	A Warrantor is not liable in respect of a Warranty Claim under this Deed to the extent that the fact, matter or circumstance giving rise to the Warranty Claim:

3.2.1
has been Disclosed or otherwise of which the Purchaser is aware at the date of this Deed and which (other than any fact, matters or circumstance that has been Disclosed) the Purchaser is aware would entitle the Purchaser to make a Warranty Claim following Completion. For the purposes of this paragraph, the Purchaser shall be deemed to be aware of all matters, facts and circumstances within the knowledge of any of the Purchaser Specified Individuals, in each case having read the Disclosure

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Documents, the Reports and any additional due diligence reports prepared by its professional advisers, and made due and reasonable enquiry of each other Purchaser Specified Individual and the Purchaser’s professional advisers; or

3.2.2	was specifically taken into account in computing the amount of an allowance, provision or reserve taken into account in the Locked Box Accounts; or

3.2.3	is a liability for Tax which
(a)    has been paid or discharged on or before the Locked Box Date;
(b)    arises as a result of the exercise of the Options and has been withheld from the Consideration as the Option Withholding Amount; or
(c)    arises after the Locked Box Date and before Completion in the ordinary course of business; or

3.2.4
is remediable and is remedied, or is otherwise compensated, at no cost to the Purchaser’s Group, by the Warrantors and/or a third party (not being a member of the Purchaser’s Group) within 90 days of the date on which written notice of such claim is given to the Warrantors pursuant to paragraph 2; or

3.2.5
is a Tax liability against which a Relief arising on or before the Locked Box Date (but excluding any Relief that was taken into account in the Locked Box Accounts) is available for set-off (and for the purposes of this paragraph:

(a)	any Relief arising in respect of an accounting period falling partly before and partly after Completion shall be apportioned on a time basis; and

(b)
any Relief that is, or would have been, so available in relation to more than one Warranty Claim, shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the Warrantor’s liability under this Deed); or

3.2.6	is Leakage or Permitted Leakage.

4.	DOUBLE JEOPARDY
It is hereby agreed that:

4.1
only the Warranties set out in paragraphs 21, 22.14 and 22.15 of Schedule 2 shall apply in respect of the Properties (including in relation to all planning permissions, listed building consents, conservation area consents, building regulation approvals and completion certificates required for any works carried out at the Properties);

4.2	only the Warranties set out in paragraphs 21.7 to 21.9 of Schedule 2 shall apply in respect of Environmental and Health and Safety matters;

4.3	only the Warranties set out in paragraph 22 of Schedule 2 shall apply in respect of Taxation.

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5.	SINGLE RECOVERY
No person may recover damages or otherwise obtain reimbursement or restitution from the Warrantors more than once in respect of the same loss in relation to a Warranty Claim or any other claim under a Transaction Document.

6.	CONDUCT OF WARRANTY CLAIMS

6.1
If the Purchaser becomes aware of a matter which constitutes or which might give rise to a claim against the Purchaser or a Group Company or any other member of the Purchaser’s Group which in turn would or might result in a Warranty Claim (including, in the case of a Warranty Claim in respect of Tax, any Assessment which might give rise to a Warranty Claim):

6.1.1
the Purchaser shall as soon as reasonably practicable give written notice to the Warrantors of the matter and/or the Assessment and shall, to the extent practicable, consult with the Warrantors with respect to the matter;

6.1.2
the Purchaser shall, and shall ensure that each Group Company and other relevant Purchaser’s Group Company will, provide to the Warrantors and its advisers reasonable access to premises and personnel and to relevant assets, documents and records within its power or control for the sole purpose of investigating the matter and/or the Assessment and enabling the Warrantors to take the action referred to in paragraph 6.1.3;

6.1.3	the Warrantors (at their cost) may take copies of the documents or records, and photograph the premises or assets referred to in paragraph 6.1.2;

6.1.4	the Purchaser shall and shall ensure that each Group Company and other member of the Purchaser’s Group will:

(a)	take any action and institute any proceedings, and give any information and assistance, as the Warrantors may reasonably request to:

(i)	avoid, dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or, in the case of a claim relating to Tax, postpone any payment of Tax concerned; or

(ii)	enforce against a person (other than a Seller or a member of the Purchaser’s Group) the rights of any Group Company or other Purchaser’s Group member in relation to the matter;
and in each case on the basis that the Warrantors shall indemnify the Purchaser on demand against all reasonable costs incurred by the Purchaser’s Group as a result of a request or nomination by such Warrantors; and

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6.1.5
the Purchaser shall not, and shall ensure that no Group Company or other member of the Purchaser’s Group will, admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Warrantors (not to be unreasonably withheld or delayed).

6.2
Nothing in this paragraph 6 shall require or oblige the Purchaser or any member of the Purchaser’s Group to do or omit to do anything where such action or omission would: (i) in the reasonable opinion of the Purchaser, be materially prejudicial to the goodwill of the business of any member of the Group or to the commercial interest or relationships of any member of the Group.

7.	RECOVERY FROM ANOTHER PERSON

7.1
If the Warrantors pay or are subject to a Warranty Claim under which they may become liable to pay and a member of the Group or Purchaser’s Group subsequently recovers or is or becomes entitled to recover from another person, including an insurer (whether under the W&I policy or otherwise), an amount which is directly referable to the matter giving rise to the Warranty Claim, the Purchaser shall as soon as reasonably practicable notify the Warrantors and, if relevant, shall (at the cost of the Warrantors) procure that the relevant Group Company or member of the Purchaser’s Group shall take such action as the Warrantors may reasonably require to enforce the recovery against the person in question and:

7.1.1
if the Warrantors have already satisfied their liability in full under the Warranty Claim, the Purchaser shall promptly pay to the Warrantors an amount equal to the lower of (i) the Sum Recovered and (ii) the liability under the Warranty Claim satisfied by the Warrantors; and

7.1.2
if the Warrantors have not already paid an amount in satisfaction of a Warranty Claim, the amount of the Warranty Claim for which the Warrantors would have been liable shall be reduced by and to the extent of the Sum Recovered; and

7.1.3
if the Warrantors have already part satisfied their liability under the Warranty Claim, the remainder of the liability under the Warranty Claim shall be deemed satisfied to the extent of the Sum Recovered and, if there is any balance of the Sum Recovered not required for that purpose, the Purchaser shall promptly pay to the Warrantors an amount equal to the lower of (i) that balance and (ii) the liability under the Warranty Claim satisfied by the Warrantors.

7.2
For the purposes of paragraph 6.1, “Sum Recovered” means an amount equal to the total of the amount recovered from the other person (whether by way of discount, credit, relief or otherwise) plus any interest in respect of the amount recovered from that person less all reasonable costs (including, without limitation, any Tax) incurred or suffered by a member of the Purchaser’s Group in recovering or receiving the amount from that person.

8.	INSURANCE

8.1
The Warrantors shall not be liable for any claim if the Purchaser or any member of the Purchaser’s Group or any Group Company is insured against any loss, damage or liability which is the basis of such claim under the terms of any insurance policy unless and until the insured company has made a claim against the insurers

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under such policy and that claim has been settled, agreed or otherwise determined. The amount recoverable under the claim shall be reduced by any amount which is recovered under such policy.

9.	CHANGE OF CONTROL
Notwithstanding the other provisions of this Schedule 3 (Limitation of Warrantors’ Liability), the Warrantors shall have no liability in respect of a claim if it is first notified to the Warrantors in accordance with paragraph 2 after the Group Company to which the claim relates has ceased to be a member of the Purchaser’s Group, or all or a substantial part of the business of the Group Company to which the claim relates has been sold outside the Purchaser’s Group.

10.	MITIGATION
Nothing in this Schedule 3 (Limitation of Warrantors’ Liability) restricts or limits the Purchaser’s general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Warranty Claim.

11.	PRESERVATION OF INFORMATION
The Purchaser and the Warrantors shall not, and shall use their respective reasonable endeavours to ensure that each Group Company shall not, dispose of or destroy any records, correspondence or accounts within the control of a Group company at Completion for a period of 6 years following Completion which in the reasonable opinion of a Group Company may give rise to a Warranty Claim (save that where a Warranty Claim is made, the Purchaser and the Warrantors shall each use their reasonable endeavours to ensure that any records, correspondence or accounts relevant thereto in its or his possession or control shall not knowingly and intentionally be disposed of or destroyed until such time as that Warranty Claim is finally determined).

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THIS AGREEMENT has been duly executed as a deed on the date first stated above.

Executed as a deed by	)
ANDREW MORRIS	)
in the presence of:	) /s/ Andrew Morris………………………
Name of witness:	Janine Chisholm…………………
Signature of witness:	/s/ Janine Chisholm………………
Address:	CMS Cameron McKenna LLP……
78 Cannon Street London EC4N 6AF
Occupation:	Trainee Solicitor………………………

Executed as a deed by	)
ADAM SAGE	)
in the presence of:	) /s/ Adam Sage…………………………
Name of witness:	Janine Chisholm……………………………………
Signature of witness:	/s/ Janine Chisholm …………………………………
Address:	CMS Cameron McKenna LLP……
78 Cannon Street London EC4N 6AF
Occupation:	Trainee Solicitor …………………………………

Executed as a deed by	)
JEFF STANFORD	)
Acting by his duly authorised attorney ADAM SAGE in the presence of:	) /s/ Adam Sage……………………
Name of witness:	Janine Chisholm ………………
Signature of witness:	/s/ Janine Chisholm ……………
Address:	CMS Cameron McKenna LLP……
78 Cannon Street London EC4N 6AF
Occupation:	Trainee Solicitor …………………

Executed as a deed by	)
MARTIN HINCHLIFFE	)
Acting by his duly authorised attorney ADAM SAGE in the presence of:	) /s/ Adam Sage………………………
Name of witness:	Janine Chisholm …………………
Signature of witness:	/s/ Janine Chisholm ………………
Address:	CMS Cameron McKenna LLP……
78 Cannon Street London EC4N 6AF
Occupation:	Trainee Solicitor …………………

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Executed as a deed by	)
STEPHEN SAVAGE	)
Acting by his duly authorised attorney ADAM SAGE in the presence of:	) /s/ Adam Sage………………………
Name of witness:	Janine Chisholm …………………
Signature of witness:	/s/ Janine Chisholm ………………
Address:	CMS Cameron McKenna LLP……
78 Cannon Street London EC4N 6AF
Occupation:	Trainee Solicitor …………………

Executed as a deed by	)
BHFS TWO LIMITED	)
on being signed by	)	/s/ Stephen Dreier……………………
Stephen Dreier………………………………	)
Title: Director
in the presence of:	)
Name of witness:	Elizabeth Larcano…………………
Signature of witness:	/s/ Elizabeth Larcano……………
Address:	200 Talcott Ave.…………………
Watertown, MA 02472 USA……
Occupation:	Securities Counsel …………………